Immediate
          Media  Inquiries:  Donna  Rohrer  202-828-9762
          Investor/Analyst  Inquiries:  Thomas  Granneman  314-877-7730


             RALCORP HOLDINGS, INC. TO RELOCATE BALTIMORE PRODUCTION
                              TO DUNKIRK, NEW YORK
                          BALTIMORE FACILITY WILL CLOSE


ST. LOUIS, MO, JULY 24, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) announced that employees at its Martin Gillet & Co., Inc. salad dressing and mayonnaise plant in Baltimore, Maryland were informed today that Ralcorp will relocate Martin Gillet's Baltimore production lines to Dunkirk, New York. The relocation will result in the closure of the Baltimore facility. Up to 195 Baltimore-based employees will be affected by the relocation and subsequent closure.

The Company anticipates that all production lines will be relocated by January, 2001. The Company will work closely with its Baltimore employees to provide various types of support needed to help them transition to new jobs. The Company will provide employment opportunities to certain impacted employees at its facilities outside of Baltimore. Also, the Company will provide a variety of severance benefits, including severance pay, health insurance continuation and outplacement assistance for the Baltimore employees.

Ralcorp expects these costs and the other costs associated with the relocation and closure to result in a charge to earnings estimated at $.04 to $.08 per share in its fiscal fourth quarter ending September 30, 2000.

Joe R. Micheletto, Chief Executive Officer and President of Ralcorp said, "Today's announcement was difficult to make because Martin Gillet's heritage in Baltimore dates back to 1811. However, with the recent acquisition of the Red Wing Company, Inc., we were presented with an opportunity to move Martin Gillet's Baltimore production to Dunkirk and operate Martin Gillet and Red Wing more effectively and efficiently, thereby reducing costs while maintaining high product quality and excellent customer service. Martin Gillet's reputation for high quality store brand mayonnaise, salad dressing and sauces will continue at Dunkirk."

Although the relocation will result in the closure of the Baltimore facility, the Company expects that it will increase employment levels at the Dunkirk facility and Martin Gillet's Kansas City, Kansas facility.

Ralcorp acquired Martin Gillet & Co., Inc. in March of 1999, as part of Ralcorp's strategy to expand its business into more store brand food categories. On July 14, 2000, the Company completed the acquisition of the Red Wing Company, Inc. When combined, these transactions created a store brand business with sales of approximately $410 million in the shelf-stable, wet fill segment and further established Ralcorp as a leader in store brand foods.

With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.8 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

                                       ###

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.